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                                                                  EXHIBIT 10.22



July 15, 1999


Mr. Lars Nyberg
Chairman and Chief Executive Officer
NCR Corporation

Dear Lars:

Your strong and effective leadership during the last four years has successfully changed NCR's direction, significantly improved its financial performance, and implemented an organizational framework to execute a new and viable strategic vision for the Company under the banner, "Transforming Transactions into Relationships." While important progress has been made, the next several years will be extremely important as the Company implements its new strategic vision worldwide. Your continued presence at NCR during these years and the leadership continuity you will provide will be critical to enhancing our operational effectiveness, strengthening our organization, building on our momentum, and maximizing shareholder value. In this context, the Board is confident that the balance and competitive position of your total compensation package, including base salary, annual incentive pay, benefits, and stock options (some of which were provided by AT&T) will provide substantial incentive to increase shareholder value. Therefore, the Board is pleased to renew your employment agreement with NCR as Chairman and Chief Executive Officer through May 31, 2002, with the following terms:

1.   Salary, Incentive Pay and Options.  Your 1999 base pay will be $1,000,000,
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     paid to you in equal monthly amounts. In addition, your 1999 annual incentive award under the Management Incentive Plan for Executive Officers ("MIP") will pay 100% of your base pay if the target objectives are met, with a maximum potential award of 200% of base pay. Thus, if your MIP award is at target, your total annual pay for 1999 will be $2,000,000, and if a maximum MIP award is earned, your total annual cash compensation for 1999 will be $3,000,000. Your MIP award will be paid to you according to the MIP Plan. Your annual base salary and MIP objectives will be reviewed annually to determine whether they should be increased, based primarily on your performance during the year against your objectives and competitive benchmarking. Your management stock option grant will be determined each year by the Board, taking into account your performance and competitive market considerations, with an award opportunity of at least the 50th percentile of NCR's peer group.

2.   Benefits.  You will continue to participate in NCR benefit plans applicable
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     to executive officers, which currently include the NCR Pension Plan, the
     Retirement Plan for Officers of NCR ("SERP II"), the NCR Savings Plan, the NCR Employee Stock Purchase Plan, and the Group Benefits Plan for Active Employees of NCR. Your split-dollar life insurance policies will continue in effect.
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3.   Change-in-Control Agreement.  The Change-in-Control Agreement between you
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     and NCR, effective January 1, 1997 (CIC Agreement), will remain in effect through May 31, 2002.

4.   Severance.  If your employment with NCR is terminated involuntarily, except
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     for Cause (as defined in the CIC Agreement), or voluntarily, due to Good
     Reason (as defined in the CIC Agreement), and you are not entitled to benefits under the CIC Agreement, you will be entitled to receive the severance benefits described below, provided you execute a release of all employment-related claims against the Company. If your employment with NCR is terminated involuntarily, except for Cause, the Board shall notify you in writing of the Company's intent to terminate, at least thirty (30) calendar days prior to the effective date of such termination. If you receive severance benefits pursuant to this letter, you will not be eligible for benefits from the NCR Workforce Redeployment Plan.

     The severance benefits consist of the following:

     (a) The incentive pay under the MIP for the calendar year in which termination occurs, at the greater of target for the year of termination of employment, or the actual cash payment for the preceding calendar year, pro-rated in 1/12 increments for the portion of the calendar year prior to the last day of the month in which termination of employment occurs, except that if termination of employment occurs during 1999, the incentive pay under this subparagraph (a) will not be prorated, but will be paid in full for 1999.

     (b) A lump sum payment equal to your annual base pay, as in effect on the date of termination of employment, that would be payable until the later of May 31, 2002, or the end of the two-year period beginning on the date of your termination of employment.

     (c) A lump sum payment of two times the greater of (i) the target MIP award for the calendar year in which termination occurs, or (ii) the actual cash MIP award for the preceding calendar year.

     (d) Continuation of the health care coverage for you and your eligible dependents in effect at your termination of employment, at the cost to you as paid by active employees, until the later of May 31, 2002, or the end of the two-year period beginning on the date of your termination of employment.

     (e) At the company's expense, life insurance and accidental death and dismemberment coverage for you at two times base pay, until the later of May 31, 2002, or the end of the two-year period beginning on the date of your termination of employment.

     (f) At the company's expense, continuation of executive financial counseling through the calendar year following the year in which your termination of employment occurs.
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     Cash severance benefits described above will be paid within five (5)
     working days of the effective termination date.

     If you elect to voluntarily terminate your employment (other than for Good Reason as defined in the CIC Agreement), you will receive accrued but unpaid salary and bonus through the termination date, but not the severance benefits listed in this Paragraph 4. All rights with respect to your outstanding incentive awards, including annual and long-term incentives, and health, welfare, and retirement benefits will be governed by the applicable individual award agreements or company plan documents.

5.   Non-Competition Agreement. By signing this Agreement, you agree that during
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     your employment with NCR and for an eighteen (18) month period after termination of employment for any reason, you will not yourself or through others, without the prior written consent of the Compensation Committee,
     (i) become an employee, proprietor, partner, become a greater than 3 percent shareholder, principal or agent of, or a consultant or advisor to, any of NCR's direct, major competitors, or their subsidiaries or affiliates, including: IBM, Sequent, CSC, Unisys, Hewlett Packard (HP), Sun Microsystems, Oracle, Informix, Compaq, EDS, and Diebold; (ii) recruit, hire, solicit or induce, or attempt to induce, any exempt employee of NCR or its associated companies to terminate their employment with or otherwise cease their relationship with NCR; (iii) canvass or solicit business in any of the following product and service areas: point of sale systems, ATMs, check issuing, optical scanning and imaging systems, and scalable data warehousing with any then-current customer of NCR; or (iv) disclose to any third party any NCR confidential, technical, marketing, business, financial or other information not publicly available. If you breach any of the provisions of this Paragraph 5, NCR, in addition to its other remedies, will be released from all obligations it may have under Paragraph 4. The provisions of this Paragraph 5 will survive termination and expiration of this Agreement.

6.   Agreement Term and Notice.  The initial three (3) year period of this
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     Agreement will expire May 31, 2002. Thereafter, this Agreement shall automatically renew for successive one year terms. It is understood, however, that either party may elect not to renew this Agreement for any reason at the end of the initial three (3) year period, or at the end of any successive year thereafter, by giving the other party written notice of intent not to renew, delivered at least ninety (90) calendar days prior to the end of the term. Absent an effective notice of an intent not to renew, all terms and conditions of this Agreement shall continue in force for the next term. In the event of an effective notice of intent not to renew, all terms and conditions of this Agreement will nevertheless continue in force until the earlier of (1) the execution of a successor agreement between you and company or (2) your termination of employment with NCR, provided that if your contract is not extended by the Board, you will be entitled to the severance benefits described in paragraph 4 as if you were terminated without Cause.

7.   Arbitration.  Any dispute or controversy arising in connection with this
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     letter agreement will be settled exclusively by arbitration in Dayton,
     Ohio, in accordance with rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. All expenses of such arbitration, including the fees and expenses of your legal counsel, will be borne by NCR.
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8.   Governing Law. This Agreement and all determinations made and actions taken pursuant hereto to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Ohio in the courts of the State of Ohio and construed accordingly without giving effect to principles of conflicts of law.

9.   Entire Agreement.  This letter reflects the entire agreement regarding the
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     terms and conditions of your continued employment with NCR. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject, except for your CIC Agreement, existing equity incentive grants, MIP and benefit programs described in Paragraph 2 above, and except that the following provisions of your prior letter agreements remain in effect: if you are involuntarily terminated from NCR other than for Cause, or you terminate for Good Reason, the following equity grants will continue to become exercisable or vest, as applicable, in accordance with their terms, as if you continued to be actively employed by NCR: (1) your special equity grant of 400,000 AT&T stock options (converted to 631,446 NCR options), granted September 25, 1995, and (2) your stock option grant with $5,000,000 face value, and restricted stock units with $5,000,000 face value, granted January 2, 1997, both of which vest on September 1, 1999.

The Board looks forward to continuing to work with you to make NCR the successful company we know it can be. Please indicate your acceptance of this letter by signing below.

Sincerely,                                    ACCEPTED AND AGREED:

/s/ Ronald Mitsch
                                              /s/ Lars Nyberg
Dr. Ronald Mitsch                             __________________________
Chairman, Compensation Committee              Lars Nyberg
Board of Directors, NCR Corporation           Date:  July 19, 1999
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